News Release

GLOBAL IMMUNE LISTS GERMAN DISTRIBUTOR AS RESELLER & INSTALLER OF ITS HYBRID SOLAR SYSTEM

REMSA, GERMANY March 21--The Board of Directors of Global Immune Technologies, Inc. (OTC QB: GIMU) announcesthat GHS Solar, a German Distributor and installer for Photovoltaic and Solar Thermal is now listed as a reseller and installer of RenON Hybrid Solar Systems. GHS Solar has a skilled team of solar installers in Germany and Poland.The cooperation between RenON and GHS opens a big market for our RenON Hybrid Energy Collector. GHS Solar will sell, install and service our Hybrid Solar System.

The market in both Germany and Poland for our products is over 120 million customers. GHS Solar is expected to sell and install 4000 to 6000 units per year. Company director and CTO, Christoph Ehses said “Especially now with the rising prices of oil and gas along with questions about the safety of nuclear energy and the ever increasing demand for energy our cost effective RenON Hybrid Solar Systems achieve abreakeven point for the customer in as little as sevenyears.”

Further information can be obtained by telephoning Jeffrey R. Bruhjell +1 406 558 4947 jrb@ren-on.com or by visiting www.renewunlimited.com or Uwe Vincenz, Telefon: +49 3447 834448 www.iat-remsa.de or email: u.vincenz@ren-on.com

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This communication contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Global Immune Technologies, Inc. and members of its management as well as the assumptions on which such statements are based.
Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully, and the ability to complete before-mentioned transactions.
The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Source: Global Immune Technologies, Inc.